Exhibit T3A.16

ARTICLES OF INCORPORATION

of

Boart Longyear Suisse Sàrl

with head office in Lancy GE

I.	Corporate name, head office and aim

Article 1 – Corporate name

A limited liability corporation is established under the corporate name of “Boart Longyear Suisse Sàrl”, in accordance with sections 772 ss. CO.

Article 2 – Head office

The head office of the corporation is in Lancy, canton of Geneva.

Article 3 – Aim

The aim of the corporation is to provide drilling services as well as the support, assistance, and coordination services to the Boart Longyear Group’s worldwide activities.

More generally, its aim includes all financial, commercial, industrial, movable and real property operations that may be directly or indirectly related to the subject matter above or to all similar or related subject matters.

II.	Capital

Article 4

1.	The registered capital is CHF 20,000.
2.	It is divided into 20 company shares of CHF 1,000.

III.	Company shares

Article 5 – Company’s share register

1.	The directors maintain a register of company shares.

2.	The company’s share register must indicate:
1.	the name and address of shareholders and their date of birth (dd/mm/yyyy);
2.	the number, nominal value and potential share categories held by each shareholder;
3.	the name and address of secured creditors and their date of birth (dd/mm/yyyy).

3.	Shareholders who are not authorized to exercise voting rights and other shareholder rights are designated as shareholders without voting rights.

4.	Shareholders must communicate to directors any changes in facts registered in the company’s share register.

5.	Each shareholder is entitled to consult the company’s share register.

Article 6 – Transfer

1.	The transfer of company shares and the obligation to transfer shares must be done in writing.

2.	The transfer contract must refer to the statutory provisions on right of pre-emption and shareholders’ restraints of trade.

3.	The transfer of shares requires the approval of the shareholders’ assembly.

4.	The shareholders’ assembly may deny approval without indicating the grounds.

5.	The transfer of shares only becomes effective once approval has been given.

6.	Approval is deemed to have been given if it not denied by the shareholders’ assembly within six months from the date of receipt of the request.

Article 7 – Special methods of acquisition

1.	When company shares are acquired through an estate, division of an inheritance, pursuant to a matrimonial property scheme or through forced execution proceedings, all shareholder rights and obligations are transferred to the acquirer, without requiring the approval of the shareholders’ assembly.

2.	However, to exercise voting rights and other shareholder rights, the acquirer must be recognized as a shareholder with voting rights by the shareholders’ assembly.

3.	The shareholders’ assembly can only deny said acknowledgement if the corporation offers to buy back those company shares at their actual value at the time of the request. The offer can be made on the company’s own behalf, on behalf of other shareholders or on behalf of a third party. If the acquirer does not refuse the company’s buyback offer within one month of receiving knowledge of the actual value, the offer is deemed to have been accepted.

4.	Acknowledgement is deemed to have been granted if the shareholders’ assembly does not deny it within six months of the submission of the request.

Article 8 – Usufruct

1.	The contractual constitution of a usufruct on one company share is excluded.

2.	When a usufruct on a company share results from an inheritance right, the rights and obligations hereinafter go to the following persons:

1.	Voting rights and shareholder rights: to the usufructuary in accordance with section 806b CO;
2.	Allocation of dividends: to the usufructuary;
3.	Preferential right of subscription of new shares: to the shareholder;
4.	Right of pre-emption on company shares: to the shareholder;
5.	Right to revenue from liquidation: to the shareholder;
6.	Delivery of the management report: to the shareholder and the usufructuary;
7.	Right to information and consultation: to the shareholder and the usufructuary;
8.	Duty of loyalty: to the shareholder and the usufructuary;
9.	Restraint of trade: the shareholder and the usufructuary;
10.	Forfeiture of election of auditors: the shareholder and the usufructuary.

Article 9 – Right of pledge

1.	Establishment of a right of pledge on a company share requires the approval of the shareholders’ assembly.

2.	The assembly can only deny approval with just cause.

IV.	Rights and duties of shareholders

Article 10 – Duty of loyalty and restraint of trade

1.	Shareholders are bound to safeguard business secrets.

2.	Shareholders shall abstain from anything that may cause prejudice to the company’s interests. In particular, they cannot manage business that would give them a particular advantage and that would be prejudicial to the aim of the company.

3.	Shareholders cannot perform business activities that compete with the company.

4.	Shareholders may perform business activities that violate the duty of loyalty or the restraint of trade with the written approval of all other shareholders.

Article 11 – Rights of pre-emption; procedure

1.	Each shareholder has a right of pre-emption on the shares of other shareholders that may be exercised under the following conditions.

2.	When a shareholder sells company shares and in doing so triggers a situation of pre-emption within the meaning of the legislation, said shareholder is obligated to announce the sale to the other shareholders and directors by registered mail within 30 days of the pre-emption.

3.	Right of pre-emption holders can exercise their right within 60 days of receipt of the communication of the situation of pre-emption. The right is exercised by a registered delivery to the directors.

4.	The right of pre-emption must always be exercised on all company shares that are covered by said situation of pre-emption. When several holders exercise their right of pre-emption, the shares are allocated to shareholders proportional to their share in the registered capital.

5.	On expiry of the period for exercising rights of pre-emption, the directors must inform shareholders of the exercising of the right within 10 days by registered mail. When the right of pre-emption is exercised, the company shares must be transferred to the shareholders who have exercised this option within 60 days of the expiry of the period for exercising the right of pre-emption, against full payment of the sale price.

Article 12 – Right of pre-emption; determination of actual value

1.	The right of pre-emption on shares must be exercised at the actual value of the shares at the time the pre-emption occurs.

2.	If interested parties cannot come to an agreement on the actual value within 30 days of the communication from directors regarding the exercising of the right of pre-emption, they must inform the directors of their price in writing. If no agreement can be reached, the actual value will be determined by a certified accountant or licensed auditor for all interested parties, and said determination shall be final and binding.

3.	If the interested parties cannot come to an agreement on the designation of the certified accountant or licensed auditor, one shall be designated by the chairperson of the district court at the company’s head office, and the decision shall be final and cannot be appealed.

4.	Before making a final determination of the actual value, the certified accountant or licensed auditor must submit his or her proposal and all schedules, as well as the principles for appraisal used to all interested parties for a single pronouncement. Interested parties must make their position known in writing.

5.	The cost of the appraisal procedure shall be covered by the interested parties, proportional to the difference between their written proposal pursuant to paragraph 2 and the result of the expert appraisal.

6.	If the chairperson of the district court does not accept the order for designation of a certified accountant or licensed auditor, the actual value will be determined by the ordinary court with jurisdiction or a court of arbitration.

Article 13 – Delivery of management report

1.	The management report and auditor’s report must be given to shareholders no later than 20 days before the ordinary shareholders’assembly.

2.	Shareholders receive the management report after the shareholders’ assembly in the format approved by the assembly.

V.	Organization of the company

A. General assembly

Article 14 – Powers

1.	The shareholders’ assembly is the highest representation of the company.

2.	The general assembly has the non-transferable right to:

1.	modify the articles of incorporation;
2.	appoint and remove directors;
3.	appoint and remove members of the auditing body;
4.	approve the annual report;

5.	approve annual financial statements and determine the use of the earnings resulting from the balance sheet, as well as establishing dividends;
6.	determine directors’ compensation;
7.	give discharge to directors;
8.	approve the transfer of shares or recognize an acquirer as a shareholder with voting rights;
9.	approve the establishment of a right of pledge on a share;
10.	authorize directors to acquire own shares for the company or approve such acquisition;
11.	decide to request the exclusion of a shareholder from the judge, with just cause;
12.	dissolve the company;
13.	make decisions on matters reserved by the legislation or articles of incorporation or submitted by directors.

Article 15 – Notice of meeting

1.	The ordinary shareholders’ assembly takes place each year within six months of the fiscal year-end. Extraordinary shareholders’ assemblies are called as and when needed.

2.	The shareholders’ assembly is called by directors and, as needed, by the auditors or the judge. Liquidators also have the right to call the assembly.

3.	One or more shareholders representing at least 10% of the registered capital may also require that a shareholders’ assembly be called. The notice is required in writing, indicating the matters for discussion and proposals.

4.	Notice of the shareholders’ assembly must be given at least 20 days before the date of the meeting in writing or by email. Article 17 remains reserved.

Article 16 – Subject matter of deliberations

1.	The items on the agenda, as well as proposals from directors and potential proposals from shareholders are indicated in the notice of the shareholders’ assembly.

2.	No decision can be made on items that have not been duly included on the agenda, with the exception of proposals to call an extraordinary shareholders’ assembly and, if applicable, to designate auditors.

3.	It is not necessary to announce in advance proposals that fall within items on the agenda or deliberations that do not require a vote.

Article 17 – Decisions with facilitated conditions

1.	The shareholders’ assembly can be held without adhering to the prescribed forms for the notice of meeting, with the agreement of all shareholders (general assembly).

2.	As long as shareholders or their representatives are present, this assembly has the right to deliberate and validly decide on all matters that are within the jurisdiction of the shareholders’ assembly.

3.	The decisions of the shareholders’ assembly may also be made in writing, unless discussion is required by a shareholder.

Article 18 – Chair and minutes

1.	The managing director or, if he is not available, another director or, if no other director is available, a shareholder chairs the shareholders’ assembly. The managing director appoints the secretary and vote tellers, who must not be shareholders.

2.	The minutes indicate:

1.	the number and nominal value of shares represented by the shareholders;
2.	decisions and results of elections;
3.	requests for information and answers given;
4.	the representations that shareholders have asked to be recorded.

3.	The minutes are signed by the chair and the secretary of the assembly.

4.	Directors give a copy of the minutes to each shareholder.

Article 19 – Representation

1.	Each shareholder can be represented by another shareholder or a non-associate.

2.	The representative must show proof of his powers in writing.

Article 20 – Voting right

1.	The voting right of each shareholder is determined based on the nominal value of shares held by the shareholder.

2.	Each shareholder has the right to at least one vote.

Article 21 – Decision

1.	The shareholders’ assembly makes its decisions and proceeds with elections on the absolute majority of votes represented, subject to provisions to the contrary in the legislation or paragraphs 3 and 4 of this article.

2.	The chair of the shareholders’ assembly has the deciding vote.

3.	A decision of the shareholders’ assembly that received at least two thirds of the votes represented and the absolute majority of the registered capital for which the voting right can be exercised is necessary to:

1.	modify the corporate aim;
2.	exclude, facilitate or make the transfer of shares more difficult;
3.	approve the transfer of shares or recognize an acquirer as an shareholder with voting rights;
4.	increase the registered capital;
5.	limit or cancel the preferential subscription right;
6.	decide to request from a judge the exclusion of a shareholder for just cause;
7.	transfer the corporate head office;
8.	dissolve the corporation.

4.	The introduction of shares with privileged voting rights requires the consent of all shareholders.

5.	The statutory provisions that provide for a larger majority than the one established by law, for some decisions, can only be adopted with the prescribed majority.

B. Management

Article 22 – Election and removal of directors

1.	The corporation is managed by one or more members (directors).

2.	The directors are elected by the shareholders’ assembly for a term of one year, with possible re-election.

3.	Only individuals can be appointed director, and they do not need to be shareholders.

4.	The shareholders’assembly can remove a director it has appointed at any time.

Article 23 – Organization

If the company has several directors, the shareholders’ assembly decides on the managing director. The other directors organize themselves freely.

Article 24 – Directors’ powers

1.	The directors have jurisdiction over all matters that are not assigned to the shareholders’ assembly by the legislation or articles of incorporation.

2.	They have the following non-transferable and inalienable powers:

1.	Ensuring the upper management of the company and establishing the necessary instructions;
2.	Deciding on the organization of the company pursuant to the legislation and articles of incorporation;
3.	Determining the principles of accounting and financial control;
4.	Supervising persons entrusted with some of the management, in particular to ensure that they are complying with the legislation, articles of incorporation, regulations and instructions given;
5.	Establishing the management report (annual financial statements, annual report);
6.	Preparing the shareholders’ assembly and carrying out its decisions;
7.	Informing the judge in case of debt overload.

3.	Directors have the right to appoint administrators, money holders and commercial representatives.

4.	The managing director or sole director has the following powers:

1.	Calls and oversees the shareholders’ assembly;
2.	Issues all communication to shareholders;
3.	Ensures the necessary requisitions are submitted to the office of the trade register.

Article 25 – Decision

1.	If the company has several directors, they shall make their decisions based on the majority of votes cast.

2.	The chairman has the deciding vote.

Article 26 – Duty of care and loyalty

1.	Directors and third parties in charge of management exercise their powers with all due diligence.

2.	They are loyalty-bound to look out for the interests of the company and to safeguard business secrets.

3.	They shall refrain from anything that may cause prejudice to the company. In particular, they cannot manage business that would give them a particular advantage and that would be prejudicial to the aim of the company.

Article 27 - Release from restraint of trade

The directors and third parties in charge of management can compete with the company on the condition that all shareholders give their approval in writing.

Article 28 – Equal treatment

The directors and third parties in charge of management shall treat shareholders in the same situation, in the same manner.

Article 29 – Representation

1.	The shareholders’ assembly determines the method of representation of directors.

2.	At least one director must have the capacity to represent the company.

3.	The company must be able to be represented by a person residing in Switzerland. A director or administrator must meet this requirement.

4.	Directors can decide on details of representation of the company by administrators, money holders and commercial representatives by regulation.

C.	Auditors

Article 30 – Audit

1.	The shareholders’ assembly elects auditors.

2.	It can waive the election of auditors when:

1.	the company is not subject to ordinary auditing;
2.	all shareholders agree to it; and
3.	the company’s staff does not exceed 10 full-time employees on average annually.

3.	Where shareholders have waived the partial audit, this waiver is also valid in the following years. Each shareholder, however, has the right to demand a partial audit and the election of auditors no later than 10 days before the shareholders’ assembly. In this case, the shareholders’assembly cannot make decisions in accordance with section 14 para 2 chi 4 and 5 until the audit report is available.

Article 31 – Auditor requirements

1.	One or more individuals or legal entities as well as general partnerships are eligible to act as auditors.

2.	The auditors must have a domicile, head office or branch registered with the trade register in Switzerland. When the company has several auditors, at least one must meet this requirement.

3.	When the company is obligated to submit its annual financial statements for an ordinary audit by a group of auditors pursuant to:

1.	section 727 para 1 chi 2 or chi 3 in relation to section 818 para 1 CO;
2.	section 727 para 2 CO in relation to section 818 para 1 CO;
3.	section 818 para 2 CO; or
4.	section 825a para 4 CO;

the shareholders’ assembly elects a certified accountant or licensed auditor within the meaning of the federal auditors’ supervision act of December 16, 2005 as the auditor.

4.	When the company is obligated to submit its annual financial statements for a partial audit by a group of auditors, the shareholders’ assembly elects a licensed auditor within the meaning of the federal auditors’ supervision act of December 16, 2005 as the auditor. Waiving the election of auditors pursuant to section 30 is reserved.

5.	The auditors must be independent pursuant to section 728, 729 CO respectively.

6.	Auditors are elected for the term of one fiscal year. Their term ends with approval of the latest annual financial statements, but their duties can be extended. The shareholders’ assembly can remove the auditors at any time, effective immediately.

VI.	Submission of accounts

Article 32 – Company year

The start and end of the company year are determined by the directors.

Article 33 – Annual financial statements

1.	Annual financial statements are comprised of the profit and loss statement, the balance sheet and the schedule.

2.	They are established in accordance with the regulations of the Code of Obligations, in particular sections 662a ss and 958 ss CO, and also adhere to the general principles governing the regular submission of statements.

Article 34 – Reserves and distribution of dividends

1.	The dividend can only be determined after the distribution of legal and statutory reserves has been carried out in accordance with the legislation and articles of incorporation.

2.	The shareholders’ assembly can use the earnings resulting from the balance sheet as it pleases within the framework of legal requirements and existing commitments.

3.	Dividends can only be paid on the earnings resulting from the balance sheet and on reserves established for this purpose.

4.	Dividends are established proportional to the nominal value of the shares of each shareholder.

VII.	Communications and publications

Article 35

1.	The company’s communications to shareholders are in writing or via email.

2.	The company’s publication organization is the Swiss Official Trade Journal (SOTJ).

********************

The notary hereby certifies that these Articles of Incorporation are such as were established at the conclusion of the Extraordinary Meeting of the Shareholders, held on February 13, 2013, of the company “Boart Longyear Suisse Sarl,”established in Lancy (GE)

Geneva, February 13, 2013

[Notary Seal applied]

Certificate of Translation

May 10, 2013

This statement of certification applies to the following document(s):

Boart Longyear Suisse Sarl - Amended and Restated Articles

The above document(s) was/were translated into the following languages:

•	French to English (US)

This is to certify that Jacques Darmagnac performed the above translation and review on behalf of Lingotek, Inc., on May 10, 2013. Reference tools used to help ensure quality and consistency included translation memory, glossaries, and style guides. Jennifer Sommerfeldt managed and oversaw the translation project, which was completed on May 10, 2013 I, R. Kevin Maryott, as Account Manager declare that the translation, to the best of my knowledge and ability, is correct.

/s/ R. Kevin Maryott	May 10, 2013
Signature	Date

R. Kevin Maryott	Account Manager
Printed Name	Title

THE TRANSLATION NETWORK	www.lingotek.com	Page 1 of 1